Exhibit 21
SUBSIDIARIES OF NORTHERN INDIANA PUBLIC SERVICE COMPANY
as of December 31, 2005

Segment/Subsidiary	State of Incorporation

OTHER OPERATIONS

NIPSCO Receivables Corporation	Indiana